Exhibit 99.1

NEWS RELEASE

INDEPENDENT BANK CORP. ANNOUNCES COMPLETION
OF BLUE HILLS BANCORP, INC. ACQUISITION AND APPOINTMENT OF
WILLIAM M. PARENT, DAVID A. POWERS, AND SCOTT SMITH AS DIRECTORS

Rockland, Massachusetts (April 1, 2019). Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced the closing of its acquisition of Blue Hills Bancorp, Inc., parent of The Blue Hills Bank (Blue Hills Bancorp). The legal closing was effective April 1, 2019 and resulted in Blue Hills Bancorp, Inc. merging with and into Independent, with Independent the surviving entity, and Blue Hills Bank merging with and into Rockland Trust, with Rockland Trust the surviving entity. Although the legal closing was effective as of today, the customer and brand conversion will occur over the weekend of June 8, 2019.

As consideration for the merger each Blue Hills Bancorp share will be exchanged for 0.2308 of a share of Independent’s common stock and $5.25 in cash, with cash paid in lieu of fractional shares at a price of $78.48 per share, an amount determined by the volume-weighted average closing price of a share of Independent common stock on The Nasdaq Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the Merger. As a result of the merger, former Blue Hills Bancorp shareholders will receive approximately 6,166,383 shares of Independent common stock in the aggregate and an aggregate of approximately $167.4 million in cash, inclusive of the payment made to cash out outstanding stock options and excluding cash paid in lieu of fractional shares. Including the shares issued in connection with the acquisition, Independent will now have approximately 34,303,887 shares of common stock outstanding.

The merger agreement provides that Independent shall duly elect three individuals to become directors of Independent and Rockland Trust effective as of the closing of the merger.

Independent has appointed William M. Parent, David A. Powers, and Scott Smith as Class III Directors, with initial terms expiring at Independent’s 2020 Annual Shareholder Meeting. Rockland Trust also simultaneously appointed Mr. Parent, Mr. Powers, and Mr. Smith to its Board of Directors.

Mr. Parent, who is 57, was the President and Chief Executive Officer of Blue Hills Banks, Blue Hills Bancorp, Inc., and its predecessor company since 2010. Prior to that Mr. Parent served as a partner and chief investment officer at Grail Partners, a boutique merchant bank. Mr. Parent has over 30 years of experience in the financial services industry, including 16 years at Bank of Boston and its successor companies, FleetBoston and Bank of America, where he held senior executive roles in Finance, Mergers & Acquisitions, Bank Management, and Private Equity Investing. Mr. Parent is a non-practicing Certified Public Accountant and holds a Bachelor of Science degree from Bentley University. Mr. Parent has served as a member of the Board of Directors for over a dozen middle market companies covering the financial services, retail, and distributions and manufacturing sectors. Mr. Parent currently serves as the Board Chair for the YMCA of Greater Boston and on the Board of Directors for the Boston Police Athletics/Activities League and the New England Council. Mr. Parent is the former Chair of the Massachusetts Bankers Association.

Mr. Powers, who is 70, worked for decades in the insurance industry, most recently as a Vice President of Burgin Platner & Company LLC in Quincy, Massachusetts. Prior to joining Burgin Platner Mr. Powers was a partner at the insurance agency known as Charles A. Powers and Sons, LLP in Randolph and Boston, Massachusetts. Mr. Powers is affiliated with the Rotary Club of Hingham.

Mr. Smith, who is 53, is currently the President and Chief Executive Officer of The SC Group, which he co-founded in 2013. The SC Group provides services to philanthropic organizations throughout New England with respect to strategic planning, program development, board development, Executive Director searches, and fund raising. Mr. Smith has over 26 years of experience in the philanthropic sector and has previously held Chief Executive Officer, Executive Director, and Vice President of Operations positions. Mr. Smith is immediate past Board Chair of the Thomas M. Menino YMCA in Boston, serves on the Lt. Governor’s Interagency Council and the Mayor’s Commission on Homelessness, and is the Co-Chair of the Hyde Park 150th Anniversary Committee. Mr. Smith is a graduate of Salisbury University.

About Independent Bank Corp.

Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Named in 2018 to The Boston Globe’s “Top Places to Work” list for the 10th consecutive year, Rockland Trust offers a wide range of banking, investment, and insurance services. Rockland Trust serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit www.rocklandtrust.com.

Investor and Media Contacts
Investor:                        Media:
Mark J. Ruggiero, Chief Financial Officer        Ellen Molle, Public Relations Marketing Manager
Independent Bank Corp.                 Rockland Trust Company
(781) 982-6281                    (781) 982-6537
mark.ruggiero@rocklandtrust.com            ellen.molle@rocklandtrust.com